Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

BYND Cannasoft Enterprises Inc.

We consent to the incorporation by reference in this Registration Statement on Form F-3 of BYND Cannasoft Enterprises Inc. of our report dated March 28, 2023 relating to our audit of the financial statements of Zigi Carmel Initiatives and Investments Ltd. For the period from incorporation on June 12, 2022 to December 31, 2022 which appears in BYND Cannasoft Enterprises Inc’s Annual Report on form 20-F for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Tzemach Hilewitz CPA

Certified Public Accountants

Givat Shmuel, Israel

May 31, 2023